UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______)

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Naugatuck Valley Financial Corporation
(Name of Registrant as Specified In Its Charter)

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March 30, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Naugatuck Valley Financial Corporation. We will hold the meeting in the Community Room at Naugatuck Valley Savings and Loan’s main office at 333 Church Street, Naugatuck, Connecticut, on May 3, 2007 at 10:30 a.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Directors and officers of the Company, as well as a representative of Whittlesey & Hadley, P.C., the Company’s independent registered public accountants, will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

John C. Roman
President and Chief Executive Officer

333 Church Street
Naugatuck, Connecticut 06770
(203) 720-5000
____________________

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
____________________

TIME AND DATE	10:30 a.m. on Thursday, May 3, 2007

PLACE	The Community Room in Naugatuck Valley Savings and Loan’s main office at 333 Church Street, Naugatuck, Connecticut

ITEMS OF BUSINESS	(1) The election of three directors of the Company for a term of three years;

(2) The ratification of the appointment of Whittlesey & Hadley, P.C. as independent registered public accountants for the Company for the fiscal year ending December 31, 2007; and

(3)
Such other matters as may properly come before the annual meeting or any postponements or adjournments of the annual meeting. The Board of Directors is not aware of any other business to come before the annual meeting.

RECORD DATE	In order to vote, you must have been a stockholder at the close of business on March 12, 2007.

PROXY VOTING
It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

Bernadette A. Mole
Corporate Secretary

NOTE: Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

NAUGATUCK VALLEY FINANCIAL CORPORATION

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Naugatuck Valley Financial Corporation (“Naugatuck Valley Financial” or the “Company”) to be used at the annual meeting of stockholders of the Company. Naugatuck Valley Financial is the holding company for Naugatuck Valley Savings and Loan (“Naugatuck Valley Savings” or the “Bank”) and the majority-owned subsidiary of Naugatuck Valley Mutual Holding Company (“Naugatuck Valley Mutual”). The annual meeting will be held in the Community Room at Naugatuck Valley Savings and Loan’s main office at 333 Church Street, Naugatuck, Connecticut, on May 3, 2007 at 10:30 a.m., local time. This proxy statement and the enclosed proxy card are being first mailed on or about March 30, 2007 to stockholders of record.

General Information About Voting

Who Can Vote at the Meeting

You are entitled to vote your shares of Naugatuck Valley Financial common stock only if the records of the Company show that you held your shares as of the close of business on March 12, 2007. As of the close of business on March 12, 2007, a total of 7,408,225 shares of Naugatuck Valley Financial common stock were outstanding, including 4,182,407 shares of common stock held by Naugatuck Valley Mutual. Each share of common stock has one vote. The Company’s Charter provides that, until September 30, 2009, record holders of the Company’s common stock, other than Naugatuck Valley Mutual, who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Vote By Naugatuck Valley Mutual

Naugatuck Valley Mutual, the mutual holding company for Naugatuck Valley Financial, owns 56.5% of the outstanding shares of common stock of Naugatuck Valley Financial as of March 12, 2007. All shares of common stock owned by Naugatuck Valley Mutual will be voted in accordance with the instructions of the Board of Directors of Naugatuck Valley Mutual, the members of which are identical to the members of the Board of Directors of Naugatuck Valley Financial. Naugatuck Valley Mutual is expected to vote such shares “FOR” each nominee for election as a director and “FOR” the other proposal.

Attending the Meeting

If you are a beneficial owner of Naugatuck Valley Financial common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Naugatuck Valley Financial common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote Required

The annual meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

The Company’s Board of Directors consists of eight members. At this year’s annual meeting, stockholders will elect three directors to serve a term of three years. In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. “Plurality” means that the nominees receiving the largest number of votes cast will be elected as directors up to the maximum number of directors to be elected at the annual meeting. At the annual meeting, the maximum number of directors to be elected is three. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on the ratification of the appointment of Whittlesey & Hadley, P.C. as independent registered public accountants, you may vote in favor of the proposal, vote against the proposal or abstain from voting. This proposal will be decided by the affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote. On this matter abstentions will have the same effect as a negative vote and broker non-votes will have no effect on the voting.

Because Naugatuck Valley Mutual owns more than 50% of Naugatuck Valley Financial’s outstanding shares, the votes it casts will ensure the presence of a quorum and control the outcome of the vote on both proposals. See “Vote by Naugatuck Valley Mutual” above.

Voting by Proxy

The Board of Directors of Naugatuck Valley Financial is sending you this proxy statement for the purpose of requesting that you allow your shares of Naugatuck Valley Financial common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Naugatuck Valley Financial common stock represented at the annual meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

The Board of Directors recommends a vote:

•	“FOR” all of the nominees for director; and
•	“FOR” ratification of Whittlesey & Hadley, P.C. as independent registered public accountants.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the annual meeting in order to solicit additional proxies. If the annual meeting is postponed or adjourned, your Naugatuck Valley Financial common stock may be voted by the persons named in the proxy card on the new annual meeting date as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later-dated proxy, or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Naugatuck Valley Financial common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

Participants in the Bank’s ESOP or 401(k) Plan

If you participate in the Naugatuck Valley Savings and Loan Employee Stock Ownership Plan (the “ESOP”) or if you hold shares through the Naugatuck Valley Savings and Loan Employee Savings Plan (the “401(k) Plan”), you will receive a voting instruction form for each plan that reflects all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares in the Naugatuck Valley Financial Stock Fund credited to his or her account. The trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions. The deadline for returning your voting instructions to each plan’s trustee is April 26, 2007.

Corporate Governance

General

Naugatuck Valley Financial periodically reviews its corporate governance policies and procedures to ensure that Naugatuck Valley Financial meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern Naugatuck Valley Financial’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for Naugatuck Valley Financial.

Code of Ethics and Business Conduct

Naugatuck Valley Financial has adopted a Code of Ethics and Business Conduct that is designed to ensure that the Company’s directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code.

Meetings of the Board of Directors

The Company and the Bank conduct business through meetings and activities of their Boards of Directors and their committees. During the year ended December 31, 2006, the Board of Directors of the Company met four times and the Board of Directors of the Bank met 29 times. No director attended fewer than 75% of the total meetings of the Company’s and the Bank’s respective Board of Directors and the committees on which such director served.

Committees of the Board of Directors of Naugatuck Valley Financial

The following table identifies our standing committees and their members as of March 31, 2007. All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market, Inc. The charters of all three committees are available in the Shareholder Relations section of the Company’s website (www.nvsl.com).

Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Carlos S. Batista		X	X
Richard M. Famiglietti	X	X	X*
Ronald D. Lengyel	X	X	X
James A. Mengacci		X*	X
Michael S. Plude	X*	X	X
Camilo P. Vieira		X	X

Number of Meetings in 2006	10	3	6

*Chairman

Audit Committee. The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. This committee meets periodically with the independent auditors and management to review accounting, auditing, internal control structure and financial reporting matters. The Board of Directors has determined that Mr. Plude is an audit committee financial expert under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Proposal 2-Ratification of Independent Registered Public Accountants-Report of Audit Committee.”

Compensation Committee. The Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the President and Chief Executive Officer. In general, the Compensation Committee considers the Bank’s financial performance, peer group financial performance and compensation survey data when making decisions regarding the Chief Executive Officer’s compensation, including salary, bonus and awards made under the 2005 Equity Incentive Plan. The base salary for other executive officers is set by the President and Chief Executive Officer in a manner consistent with the base salary guidelines applied for executive officers of the Bank as a whole. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. For further discussion of the compensation of our named executive officers, see “Compensation Discussion and Analysis.” The Compensation Committee also assists the Board of Directors in evaluating potential candidates for executive positions. See “Compensation Discussion and Analysis” for more information regarding the role of management and compensation consultants in determining and/or recommending the amount or form of executive compensation. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Compensation Committee Report on Executive Compensation.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance policies and guidelines applicable to Naugatuck Valley Financial and monitoring compliance with these policies and guidelines. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next annual meeting of stockholders. It leads the Board in its annual review of the Board’s performance and recommends director candidates for each committee for appointment by the Board. The procedures of the Nominating and Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating and Corporate Governance Committee Procedures.”

Attendance at the Annual Meeting

The Board of Directors encourages directors to attend the annual meeting of stockholders. All of the Company’s directors attended the Company’s 2006 annual meeting of stockholders.

Stock Ownership

The following table provides information as of March 12, 2007 about the persons and entities known to Naugatuck Valley Financial to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person or entity may be considered to beneficially own any shares of common stock over which the person or entity has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding (1)

Naugatuck Valley Mutual Holding Company 333 Church Street Naugatuck, Connecticut 06770	4,182,407 (2)	56.5%
______________________________
(1)	Based on 7,408,225 shares of the Company’s common stock outstanding and entitled to vote as of March 12, 2007.
(2)
Acquired in connection with the Company’s minority stock offering, which was completed on September 30, 2004. The members of the Board of Directors of Naugatuck Valley Financial and Naugatuck Valley Savings also constitute the Board of Directors of Naugatuck Valley Mutual.

The following table provides information as of March 12, 2007 about the shares of Naugatuck Valley Financial common stock that may be considered to be beneficially owned by each director, nominee for director, named executive officers listed in the Summary Compensation Table and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name	Number of Shares Owned (1)(2)	Number of Shares That May be Acquired within 60 Days by Exercising Options	Percent of Common Stock Outstanding(3)

Dominic J. Alegi, Jr.	26,210(4)	4,400	*%
Carlos S. Batista	19,392(5)	3,726	*
Richard M. Famiglietti	17,452	3,726	*
Ronald D. Lengyel	12,902(6)	3,726	*
James A. Mengacci	13,658	3,726	*
William C. Nimons	30,392(7)	3,600	*
Michael S. Plude	9,031(8)	3,726	*
John C. Roman	31,136	7,400	*
Lee R. Schlesinger	11,196	1,800	*
Camilo P. Vieira	8,907(9)	3,726	*
Jane H. Walsh	22,899(10)	4,400	*
All directors and executive officers as a group (12 persons)	208,175	45,556	3.4

__________________________
* Less than 1.0%.
(1)
Includes shares of unvested restricted stock held in trust as part of the Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan with respect to which individuals have voting but not investment power as follows: Mr. Alegi—11,200 shares, Messrs. Batista, Famiglietti, Lengyel, Mengacci, Plude and Vieira—5,961 shares each, Mr. Roman—17,600 shares, Ms. Walsh—11,200 shares, Mr. Nimons—8,000 shares, and Mr. Schlesinger—4,000 shares. All restricted stock awards vest in five equal annual installments commencing one year from the date of grant, which was July 26, 2005.

(2)
Includes shares allocated to the account of individuals under the Bank’s ESOP with respect to which individuals have voting but not investment power as follows: Mr. Alegi—1,620 shares, Mr. Nimons—1,503 shares, Mr. Roman—2,536 shares, Mr. Schlesinger—1,141 shares, and Ms. Walsh—1,355 shares.

(3)	Based on 7,408,225 shares of the Company’s common stock outstanding and entitled to vote as of March 12, 2007.
(4)	Includes 100 shares held by Mr. Alegi’s spouse and 280 shares held in custodian accounts for Mr. Alegi’s grandchildren.
(5)	Includes 300 shares held in three custodian accounts for Mr. Batista’s grandchildren.
(6)	Includes 450 shares held in 9 custodian accounts for Mr. Lengyel’s grandchildren.
(7)	Includes 8,890 shares held in Mr. Nimons’ spouse’s individual retirement account and 200 shares held by Mr. Nimons’ son.
(8)	Includes 579 shares held by a corporation controlled by Mr. Plude.
(9)	Includes 1,839 shares held in Mr. Vieira’s spouse’s individual retirement account.
(10)	Includes 1,435 shares held in Ms. Walsh’s spouse’s individual retirement account.

Proposal 1 — Election of Directors

The Company’s Board of Directors consists of eight members, all of whom are independent under the listing standards of the Nasdaq Stock Market, except for Mr. Roman, President and Chief Executive Officer of Naugatuck Valley Financial and Naugatuck Valley Savings, and Ms. Walsh, Senior Vice President of Naugatuck Valley Financial and Naugatuck Valley Savings. The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. The Board of Directors’ nominees for election this year, to serve for a three-year term or until their respective successors have been elected and qualified, are Messrs. Mengacci and Plude and Ms. Walsh, all of whom are currently directors of Naugatuck Valley Financial and Naugatuck Valley Savings.

Unless you indicate on the proxy card that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of all of the Board’s nominees. If any nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute nominee proposed by the Board of Directors. At this time, the Board of Directors knows of no reason why either nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of Messrs. Mengacci and Plude and Ms. Walsh.

Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated for each individual is as of December 31, 2006. The indicated period of service as a director includes the period of service as a director of Naugatuck Valley Savings.

Board Nominees for Election of Directors

James A. Mengacci has been the owner of James A. Mengacci Associates LLC, a consulting firm, since 1999. Mr. Mengacci previously was the Secretary and Treasurer of Fitzgerald Funeral Home, Inc. Age 48. Director since 1988.

Michael S. Plude is a certified public accountant and the managing partner of Kaskie, Plude & Pacotwa, LLC, an accounting firm located in Monroe, Connecticut. Mr. Plude previously was an accountant with Pricewaterhouse. Age 47. Director since 2003.

Jane H. Walsh has served as Senior Vice President of Naugatuck Valley Financial and Naugatuck Valley Mutual since 2004 and has been Senior Vice President of Naugatuck Valley Savings since 2000. Ms. Walsh has served with Naugatuck Valley Savings for over 30 years. Age 63. Director since 2001.

Directors Continuing in Office

The following directors have terms ending in 2008:

Carlos S. Batista is a Vice President of Bristol, Inc., a division of Emerson Process Management, a manufacturer and world-wide supplier of products and services in the oil, gas, water, wastewater, process control and power industries. Age 57. Director since 1999.

John C. Roman has served as President and Chief Executive Officer of Naugatuck Valley Financial and Naugatuck Valley Mutual since 2004 and has been President and Chief Executive Officer of Naugatuck Valley Savings since September 1999. Mr. Roman previously was the Vice President and Chief Lending Officer of Naugatuck Valley Savings. Age 53. Director since 1999.

Camilo P. Vieira is a consultant with, and previously served as the President of, CM Property Management, a property management firm. Mr. Vieira previously served with IBM Corp. as a project and financial manager for over 30 years. Age 63. Director since 2002.

The following directors have terms ending in 2009:

Richard M. Famiglietti has been the owner of CM Property Management, a property management firm, since 2002. Previously, Mr. Famiglietti was a Vice President of sales for Naugatuck Glass Company, a glass fabricator. Age 59. Director since 2000.

Ronald D. Lengyel serves as the Chairman of the Board of Directors of Naugatuck Valley Financial, Naugatuck Valley Mutual and Naugatuck Valley Savings. Mr. Lengyel previously served as President and Chief Executive Officer of Naugatuck Valley Savings before his retirement in September 1999. Mr. Lengyel is a director of Connecticut Water Service, Inc., a Nasdaq-listed company. Age 68. Director since 1971.

Proposal 2 — Ratification of Independent Registered Public Accountants

Snyder & Haller, P.C. was the Company’s independent registered public accountants for 2005. In connection with the merger of Snyder & Haller with Whittlesey & Hadley, P.C., Snyder & Haller resigned as the independent registered public accounting firm of the Company on January 13, 2006. On the same date, the Company engaged Whittlesey & Hadley as its successor independent registered public accounting firm. The engagement of Whittlesey & Hadley was approved by the Audit Committee of the Company’s Board of Directors.

The report of Snyder & Haller on the consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2004, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal year ended December 31, 2005 and subsequent interim periods preceding the resignation of Snyder & Haller, there were no disagreements between the Company and Snyder & Haller on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Snyder & Haller, would have caused Snyder & Haller to make reference to the subject matter of the disagreements in connection with its audit reports on the Company’s consolidated financial statements.

During the Company’s fiscal year ended December 31, 2005 and subsequent interim periods preceding the engagement of Whittlesey & Hadley, the Company did not consult with Whittlesey & Hadley regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements.

The Audit Committee of the Company’s Board of Directors has appointed Whittlesey & Hadley to be its independent registered public accountants for the 2007 fiscal year, subject to ratification by stockholders. A representative of Whittlesey & Hadley is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accountants is not approved by a majority of the shares represented at the annual meeting and entitled to vote, the Audit Committee of the Company’s Board of Directors will consider other independent registered public accountants.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of independent registered public accountants.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2006 and 2005 by its independent registered public accountants:

	2006	2005
Audit fees(1)	$95,000	$75,350
Audit related fees	-	-
Tax fees(2)	11,700	10,625
All other fees(3)	9,315	3,550
_____________
(1)	Consists of fees for professional services rendered for the audit of the consolidated financial statements and the review of financial statements included in quarterly reports on Form 10-Q.
(2)	Consists of fees for tax return preparation, planning and tax advice.
(3)	For 2006, consists of tax planning meetings held with employees and directors regarding equity compensation, a review of the director’s deferred compensation plan and a meeting regarding planning for Sarbanes Oxley Section 404. For 2005, consists of fees charged for the review of the Company’s implementation of new accounting standards surrounding stock-based compensation and a special branch audit.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent auditor to ensure that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor. Requests for services by the independent auditor for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services.

During the year ended December 31, 2006, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Report of the Audit Committee

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accountants (“independent accountants”) are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the independent accountants the auditors’ independence from the Company and its management. In concluding that the auditors are independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the auditors were compatible with its independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for their audit. The Audit Committee meets with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent accountants who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent accountants do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent accountants are in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors also have approved, subject to stockholder ratification, the selection of the Company’s independent registered public accountants.

The Audit Committee

Michael S. Plude, Chairman
Richard M. Famiglietti
Ronald D. Lengyel

Compensation Discussion and Analysis

Compensation Discussion and Analysis

We provide a competitive total compensation package to our executive management team through a combination of base salary, an annual cash incentive plan, a long-term equity incentive compensation plan and broad-based benefits programs.

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our chief executive officer, principal financial officer, and our other three most highly-compensated executive officers, which are collectively referred to as the “named executive officers” or “NEOs”.

The Objectives of Our Executive Compensation Program

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers. Our executive officers are elected by our board of directors. The Compensation Committee is composed entirely of non-employee directors. See

“Corporate Governance—Committees of the Board of Directors of Naugatuck Valley Financial—Compensation Committee.”

Our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executives;
•	Motivate and reward executives whose knowledge, skills and performance are critical to our success; and
•	Align the interests of our executive officers and shareholders by motivating the executive officers to increase shareholder value.

We believe that shareholder value is increased by profitably pursuing strategies that:

•	Grow and diversify deposits;
•	Grow and diversify loans;
•	Increase non-interest income;
•	Control expenses;
•	Expand our market area and improve our branch office network;
•	Increase the number of and sales to customers; and
•	Utilize capital market tools.

The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our chief executive officer. The Compensation Committee also annually analyzes our CEO’s performance and determines his base salary, payments under our annual cash incentive plan and equity awards based on its assessment of his performance. For all other named executive officers, Mr. Roman, our CEO, annually reviews each officer’s performance and, based upon guidelines established by the Compensation Committee, determines the appropriate base salary for each officer. Mr. Roman also makes recommendations to the Compensation Committee with respect to payments to be made under our annual cash incentive plan and grants of long-term equity incentive awards for each named executive officer, excluding himself. Based in part on these recommendations from our CEO and other considerations discussed below, the Compensation Committee approves the payments to be made under our annual cash incentive plan and grants of long-term equity incentive awards for each other named executive officer.

To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our shareholders, we strive to provide a total compensation package that is competitive with total compensation provided by our industry peer group.

We benchmark our salary and target incentive levels and practices as well as our performance results primarily in relation to other comparable financial institution industry companies of similar asset size and geographic location. We believe that this group of companies provides an appropriate peer group because they consist of similar organizations against whom we compete for executive talent. We annually review the companies in our peer group and add or remove companies as necessary to insure that our peer group comparisons are meaningful. Specifically, we use data in proxy statement filings from financial institutions that we believe are comparable to us based on asset size, geographic location, revenue, and market capitalization, or are otherwise relevant.

For each executive officer, we consider the relevance of the data of our peer group, considering:

•	Our business need for the executive officer’s skills;

•	The contributions that the executive officer has made or we believe will make to our success;
•	The transferability of the executive officer’s managerial skills to other potential employers; and
•	The relevance of the executive officer’s experience to other potential employers.

Our compensation program consists of the following elements:

•	Base salary;
•	Long-term equity incentive compensation;
•	Bonus plans;
•	Defined benefit pension plan;
•	Defined contribution plan; and
•	Employee stock ownership plan.

Base Salary

The Company’s base salary program is designed to provide a competitive base salary to management and employees. The salary levels of all employees, including executive officers, are set to reflect the duties and levels of responsibilities inherent in the position and the competitive conditions in the banking business in our market area. Comparative salaries paid by peer financial institutions are considered in establishing the salary for a given position. The Compensation Committee also utilizes the Compensation Survey compiled by the Connecticut Bankers Association as well as other surveys prepared by trade groups and independent benefits consultants. Base salaries for executive officers are reviewed annually by the Compensation Committee, taking into account the competitive level of pay as reflected in the surveys consulted. In setting base salaries, the Compensation Committee also considers a number of factors relating to the particular executive, including individual performance, job responsibilities, level of experience, ability and knowledge of the position. These factors are considered in the aggregate and none of the factors are accorded a specific weight.

Long-Term Equity Incentive Compensation

The Company’s Long-Term Equity Incentive Compensation program consists of:

•	Grants of Stock Options
•	Restricted Stock Awards

Stock options are granted in order to assure the retention of high level executives and to tie the compensation of those executives to the creation of long-term value for stockholders. The Compensation Committee determines the proportions and terms of stock option grants. All stock options that have been granted have an exercise price equal to or greater than the fair market value of the Company’s common stock at the time of grant and are exercisable within a ten-year period. Stock options granted under the 2005 Equity Incentive Plan vest in equal portions over a five-year period beginning one year after the date of grant.

Restricted stock awards are intended to increase the ownership of executives in the Company so as to further integrate the compensation of the executive with the creation of long-term value for stockholders. The Compensation Committee determines the proportions and terms of restricted stock awards. The Compensation Committee has provided that restricted stock awards granted under the 2005 Equity Incentive Plan vest in equal portions over five years beginning one year after the date of grant.

The Company, similar to its peers, implemented this plan following its reorganization and initial public offering.

Bonus Plan

The Company’s bonus plan was structured in 2006 in order to provide executives and management with further incentive to attain net income after tax (“NIAT”) targets. The bonus formula sets a range of bonus amounts based upon up to 30% of base salary for the CEO, up to 20% of salary for senior management and up to 15%, 10%, 6% or 4% of salary for other employees for attainment of top tier NIAT levels. Because minimum NIAT goals were not met in 2006, no bonus payments under the plan were made based upon 2006 results. However, in order to reward employees and management success in the building of shareholder value, the Compensation Committee authorized a discretionary payment equal to 50% of one week’s base salary to all employees and executive officers other than the President and CEO.

Defined Benefit Pension Plan

Before September 1, 2005, the Bank participated in a multi-employer defined benefit pension plan covering all of full-time employees (as defined under the plan) who had been employed by the Bank for more than six months and were at least twenty-one years of age. Benefits under this plan became fully vested after five years of service. Effective September 1, 2005, the Plan was frozen. As a result, no new participants were accepted into the plan after September 1, 2005 and, for existing participants, no future compensation will be considered for benefit accruals, and no future credited service, service accruals, or additional accrued benefits will be provided under the pension plan.

Defined Contribution Plan

The Bank maintains a defined contribution 401(k) plan for eligible employees. The plan is intended to provide employees increased retirement security on a tax advantaged basis. The Bank matches 75% of employee contributions, with a maximum matching contribution of up to 6% of the employee’s salary. The Bank’s contribution vests over a six-year graded vesting schedule, beginning upon completion of two years of service.

Employee Stock Ownership Plan

On September 30, 2004, the Bank implemented the Naugatuck Valley Savings and Loan Employee Stock Ownership Plan (the “ESOP”) in connection with its reorganization and initial public offering. The ESOP is intended to provide increased retirement security and increase ownership of eligible employees and executives so as to further integrate the compensation of the employee with the creation of long term value for stockholders. On September 30, 2004, the ESOP trustee purchased 298,091 shares of Naugatuck Valley Financial common stock, using the proceeds of a loan from the Company for this purpose. The ESOP shares are held in a suspense account until they are released for allocation among the participants. The shares will be released annually from the suspense account and the released shares will be allocated among the participants on the basis of each participant’s compensation for the year of the allocation. We anticipate the shares to be released over the 15-year period of the ESOP loan discussed above.

Compensation Element Summary

The following table describes how each element of the Bank’s Compensation Plan fits into the Company’s overall compensation objectives and the relationship between elements.

Element	Objective	Comparative Amount
Base Salary	Current Income	Highest
Stock Based Incentive Compensation	Link interest of management and stockholders	2nd Highest
ESOP	Link interest of management and stockholders	3rd Highest
Defined Contribution Plan	Provide long-term retirement savings	4th Highest
Defined Benefit Plan	Provide retirement security	5th Highest
Bonus Program	Short-term incentive	Lowest

Compensation of Named Executive Officers

The following Executive Officers are considered “named executive officers” under the new executive compensation disclosure rules:

•	John C. Roman, President and Chief Executive Officer
•	Lee R. Schlesinger, Vice President and Principal Financial Officer
•	Dominic J. Alegi, Jr., Executive Vice President
•	William C. Nimons, Senior Vice President
•	Jane H. Walsh, Senior Vice President

Chief Executive Officer Compensation. The Compensation Committee adjusted the 2006 base salary for the Company’s President and Chief Executive Officer, John C. Roman, in a manner consistent with the base salary guidelines applied for executive officers of the Bank as a whole. In general, the Compensation Committee considers the Bank’s financial performance, peer group financial performance and compensation survey data when making decisions regarding the Chief Executive Officer’s compensation, including salary, bonus and awards made under the 2005 Equity Incentive Plan. In recognition of Mr. Roman’s leadership and contribution to the success of the Company, the Compensation Committee increased Mr. Roman’s base salary for 2006 to $162,406 from $157,177 in 2005. In addition, in 2005 Mr. Roman was awarded 22,000 restricted stock awards and 37,000 stock options under the 2005 Equity Incentive Plan. Mr. Roman also participates in the Company’s employee benefit plans, including the pension plan, the 401(k) plan and the ESOP.

Other Named Executive Officer Compensation. The 2006 base salary for other named executive officers is set by the President and CEO in a manner consistent with the base salary guidelines applied for executive officers of the Bank as a whole. In general, the President and Chief Executive Officer considers the Bank’s financial performance, peer group financial performance and compensation survey data when making decisions regarding a named executive officer’s compensation, including salary, bonus and awards made under the 2005 Equity Incentive Plan. All other named executive officers participate in the Company’s employee benefit plans, including the pension plan, the 401(k) plan and the ESOP.

Director Compensation

The Nominating and Corporate Governance Committee of the Company established the following non-employee director compensation plans for 2006:

•	Retainer;
•	Per meeting fees;
•	Long-term incentive compensation; and
•	Retirement plan.

The non-employee director compensation plans are designed to attract, retain and motivate talented directors while balancing the interests of stockholders.

Retainer and Per Meeting Fees. The annual retainer and per meeting fees are set at a level which reflects the duties and personal responsibilities and time commitment required of board members. Annual outside director fees paid by other comparable financial institutions are considered in establishing the retainer and per meeting fees.

Long-Term Incentive Compensation. Stock options are granted in order to assure the retention of directors and to tie the compensation of directors to the creation of long term value for stockholders. The Compensation Committee determines the proportions and terms of stock option grants. All stock options granted have an exercise price equal to at minimum the fair market value of the Company’s common stock at the time of grant and are exercisable within a ten-year period. Stock options granted under the 2005 Equity Incentive Plan vest in equal portions over a five-year period beginning one year after the date of grant.

Restricted stock awards are intended to increase the ownership of directors in the Company thereby further integrating the compensation of the director with the creation of long-term value for stockholders. The Compensation Committee determines the proportions and terms of restricted stock awards. The Compensation Committee has provided that restricted stock awards granted under the 2005 Equity Incentive Plan vest in equal portions over five years beginning one year after the date of grant.

Director Retirement Policy. During 2006, the Bank maintained a retirement benefits policy for certain non-employee directors. The policy provided for an annual retirement benefit for directors who served as non-employee directors at the time the policy was created equal to the total amounts paid to all non-employee directors during the calendar year preceding the director’s retirement date, divided by the number of non-employee directors for that year. For all other non-employee directors who had served on the Board for at least ten years as of the attainment of age 70, the annual retirement benefit was 60% of the benefit calculated as above. For all non-employee directors, the benefits vested 10% per year for each year the director served between the ages of 60 and 70. The foregoing annual retirement benefits were to be payable to each director in semi-annual installments for five years. If the director died before receiving each of the semi-annual installments, his or her beneficiary would receive the remaining installments that would have been paid but for his or her death.

On December 27, 2006, the Director Retirement Policy described above was discontinued. In connection with the discontinuation of the plan, the Bank distributed benefits to the plan assets distributed as of January 2, 2007 to Director Lengyel ($120,000), Director Vieira ($70,000), Director Famiglietti ($30,000), Director Mengacci ($20,000) and Director Batista ($10,000) on January 2, 2007. In place of the policy, the Bank established the Naugatuck Valley Savings and Loan Deferred Compensation Plan for Directors (see below).

Executive Compensation

Summary Compensation Table

The following information is furnished for all individuals serving as the principal executive officer or principal financial officer of the Company for the 2006 fiscal year and our other three most highly compensated executive officers of the Company whose total compensation for the 2006 fiscal year exceeded $100,000.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John C. Roman President and Chief Executive Officer	2006	$162,406	$ -	$48,840	$13,246	$4,000	$35,486	$263,978
Lee R. Schlesinger Vice President and Principal Financial Officer	2006	82,200	800	11,100	3,222	4,000	10,044	111,366
Dominic J. Alegi, Jr. Executive Vice President	2006	104,101	1,019	31,080	7,876	30,000	14,452	188,528
William C. Nimons Senior Vice President	2006	123,293	865	22,200	6,444	25,000	13,771	191,573
Jane H. Walsh Senior Vice President	2006	88,147	884	31,080	7,876	27,000	12,611	167,598
__________________________
(1)	Salary for Mr. Nimons includes $16,878 in payments under a business development incentive program.
(2)
Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) of the vesting of 4,400, 1,000, 2,800, 2,000 and 2,800 shares of restricted stock in 2006 for Mr. Roman, Mr. Schlesinger, Mr. Alegi, Mr. Nimons and Ms. Walsh, respectively, based upon the Company’s stock price of $11.10 on the date of grant.

(3)
Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for 7,400, 1,800, 4,400, 3,600 and 4,400 options in 2006 for Mr. Roman, Mr. Schlesinger, Mr. Alegi, Mr. Nimons and Ms. Walsh, respectively, based upon a fair value of each option of $1.79 using the Black-Scholes option pricing model. The assumptions used in the valuation of the options were as follows: dividend yield, 1.44%; expected volatility, 11.47%; risk-free rate, 4.18; and expected life in years of 6.5 years.

(4)	Amounts represent the aggregate change in the actuarial present value of accumulated benefit under the Pentegra Defined Benefit Plan for Financial Institutions.
(5)
For Mr. Roman, amount includes, but is not limited to, allocations under the ESOP valued at $14,182 and perquisites and personal benefits for automobile usage, automobile repairs, gas expenses and cell phone expenses.

Employment Agreements

The Bank and the Company are parties to substantially similar employment agreements with Mr. Roman (also referred to as the “executive”). Each employment agreement provides for a three-year term. The term of the employment agreement may be renewed annually after review by the respective Board of Directors. Under the employment agreement, Mr. Roman’s current base salary is $166,401. The Boards of Directors reviews annually Mr. Roman’s base salary. The employment agreement provides for, among other things, participation in stock-based benefit plans and fringe benefits applicable to Mr. Roman. The agreement also provides for certain payments to Mr. Roman following his termination of employment due to a change in control, his disability, or for Good Reason (as defined in the agreement). See “Potential Payments Upon Termination or Change in Control” for a discussion of the benefits upon termination.

The Bank or the Company will pay or reimburse the executive for all reasonable costs and legal fees paid or incurred by the executive in any dispute or question of interpretation relating to the employment agreement if the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreement also provides that the Bank and the Company will indemnify Mr. Roman to the fullest extent legally allowable.

Change in Control Agreements

The Bank has entered into change in control agreements with each of the named executive officers except for the President and CEO. Each of the change in control agreements has either a two or three-year term, subject to renewal by the Board of Directors on an annual basis. Messrs. Alegi and Nimons and Ms. Walsh have three-year agreements. Mr. Schlesinger has a two-year agreement. The change in control agreements provide each executive with a severance benefit upon termination in connection with a change in control. See “Potential Payments Upon Termination or Change in Control” for discussion of the benefits upon termination.

Death Benefit Agreements and Bank Owned Life Insurance

Naugatuck Valley Savings has entered into death benefit agreements with certain employees, including Mr. Roman, Mr. Alegi and Mr. Schlesinger. Under Mr. Roman’s agreement, Mr. Roman’s beneficiary becomes entitled to a single lump sum payment of $193,000 upon Mr. Roman’s death while still an employee of Naugatuck Valley Savings, or $25,000 upon Mr. Roman’s death at any other time. Under the agreements with Mr. Alegi and Mr. Schlesinger, each beneficiary becomes entitled to a single lump sum payment of $25,000 upon the executive’s death at any time. In addition, under separate bank owned life insurance, each executive officer’s beneficiary becomes entitled to an additional lump sum payment of $25,000 upon the executive’s death at any time.

Employee Severance Compensation Plan

Naugatuck Valley Savings has adopted the Naugatuck Valley Savings and Loan Employee Severance Compensation Plan to provide severance benefits to eligible employees whose employment terminates in connection with a change in control of Naugatuck Valley Savings or Naugatuck Valley Financial. Employees become eligible for severance benefits under the plan if they have a minimum of one year of service with Naugatuck Valley Savings. Individuals who enter into employment or change in control agreements with Naugatuck Valley Savings or Naugatuck Valley Financial will not participate in the severance plan. Under the severance plan, if, within 24 months of a change in control, Naugatuck Valley Savings or Naugatuck Valley Financial or their successors terminate an employee’s employment or if the individual voluntarily terminates employment upon the occurrence of events specified in the severance plan, then that individual will receive a severance payment equal to one month’s compensation for each year of service with Naugatuck Valley Savings, up to a maximum payment equal to 24 months of compensation.

Business Development Incentive Program

In addition to his base salary, Mr. Nimons is eligible for quarterly payments under a business development incentive program. Such payments are equal to 0.35 percent of the amount that deposit balances at our Beacon Falls, Derby, Shelton, Seymour and Southbury branches exceed quarterly targets. These payments are capped at $10,000 per quarter.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John C. Roman	7,400	29,600	$11.10	07/26/2015	17,600	$216,480
Lee R. Schlesinger	1,800	7,200	11.10	07/26/2015	4,000	49,200
Dominic J. Alegi, Jr.	4,400	17,600	11.10	07/26/2015	11,200	137,760
William C. Nimons	3,600	14,400	11.10	07/26/2015	8,000	98,400
Jane H. Walsh	4,400	17,600	11.10	07/26/2015	11,200	137,760
______________________
(1)	The stock options vest in five equal installments commencing one year from the date of grant, which for all options shown was July 26, 2005.
(2)	The restricted stock awards vest in five equal annual installments commencing one year from the date of grant, which was July 26, 2005.
(3)	Based upon the Company’s closing stock price of $12.30 on December 29, 2006.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of stock awards for each named executive officer, on an aggregate basis, during the 2006 fiscal year. No named executive officer exercised any stock options during 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John C. Roman	4,400	$48,400
Lee R. Schlesinger	1,000	11,000
Dominic J. Alegi, Jr.	2,800	30,800
William C. Nimons	2,000	22,000
Jane H. Walsh	2,800	30,800

Pension Benefits

Naugatuck Valley Savings participates in the Pentegra Defined Benefit Plan for Financial Institutions (the “Retirement Plan”) to provide retirement benefits for eligible employees. However, the accrual of benefits under the Retirement Plan was frozen as of September 1, 2005.

The following table provides information with respect to each plan that provides for payments or benefits in connection with the retirement of a named executive officer.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($) (1)
John C. Roman	Pentegra Defined Benefit Plan for Financial Institutions	6.833	$65,000
Lee R. Schlesinger	Pentegra Defined Benefit Plan for Financial Institutions	22.500	57,000
Dominic J. Alegi, Jr.	Pentegra Defined Benefit Plan for Financial Institutions	35.000	427,000
William C. Nimons	Pentegra Defined Benefit Plan for Financial Institutions	29.000	353,000
Jane H. Walsh	Pentegra Defined Benefit Plan for Financial Institutions	31.417	370,000
__________________________
(1)
The material assumptions used to calculate the accumulated benefit were as follows: William C. Nimons’ split benefit from his prior employer is valued 50% at 7.75% and 50% at 5.00%, discounted to his current age at 7.75%; and all other benefits are valued at 7.75%. There are no pre-retirement decrements.

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2006 fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Carlos S. Batista	$49,700	$16,539	$6,670	$ - (5)	$273	$73,182
Richard M. Famiglietti	38,000	16,539	6,670	9,556	273	71,038
Ronald D. Lengyel	52,400	16,539	6,670	63,413	273	139,295
James A. Mengacci	38,900	16,539	6,670	- (5)	273	62,382
Michael S. Plude	39,700	16,539	6,670	- (5)	273	63,182
Camilo P. Vieira	38,900	16,539	6,670	55,828	273	118,210
__________________________
(1)	Includes fees earned for service with Naugatuck Valley Savings, Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company.
(2)
Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for shares of restricted stock in 2006 based upon the Company’s stock price of $11.10 on the date of grant. The aggregate number of unvested restricted stock award shares held in trust by each non-employee director at fiscal year end was 5,962. There were no awards of restricted stock granted in 2006. Stock awards vest in five equal annual installments commencing one year from the date of grant, which for all shares shown was July 26, 2005.

(3)
Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R), based upon a fair value of each option of $1.79 using the Black-Scholes option pricing model. The aggregate number of options held by each non-employee director at fiscal year end was 18,630. The assumptions used in the valuation of the options were as follows: dividend yield, 1.44%; expected volatility, 11.47%; risk-free rate, 4.18%; and expected life in years of 6.5 years. No options were granted in 2006. Options vest in five equal annual installments commencing one year from the date of grant, which for all options shown was July 26, 2005.

(4)	Amounts represent the aggregate change in the actuarial present value of accumulated benefit under the Bank’s director retirement policy.
(5)	The value of benefit under the Bank’s director retirement policy during 2006 for Messrs. Batista, Mengacci and Plude decreased by $12,823, $25,810 and $5,302, respectively.

Naugatuck Valley Savings maintains a standard compensation arrangement for its non-employee directors and committee members that is comprised of annual retainers for board service, board meeting attendance and committee meeting attendance. For the fiscal 2006 year, directors were paid $7,500 ($11,500 for Chairman) in an annual retainer for board service, $500 per board meeting attended (regular or special) and $400 per committee meeting attended. The Chairman of the Board also received $400 as Asset/Liability Committee liaison.

Non-employee directors of Naugatuck Valley Financial receive $500 quarterly retainers, and audit committee members receive $400 per audit committee meeting attended. Non-employee directors of Naugatuck Valley Mutual Holding Company receive a $500 annual retainer.

Deferred Compensation Plan. The Naugatuck Valley Savings and Loan deferred compensation plan allows each director to defer all, a portion or none of their annual board compensation for the following year based upon an election made by the preceding December 31st. See “Director Compensation” for additional information in this plan.

The deferred compensation plan also provides for supplemental bank-provided payments to the non-employee directors (or their beneficiaries) upon the occurrence of certain events. These events include the director becoming disabled, a change in control of the Bank or Company, the removal of the director by stockholders or the failure to reelect the director (provided such removal or failure to reelect does not occur after an event that constitutes cause (as defined in the plan)). The payments are as follows:

	Disability, Removal or Failure to Reelect	Change in Control
Carlos S. Batista	$150,000	$300,000
Richard M. Famiglietti	150,000	300,000
Ronald D. Lengyel	150,000	300,000
James A. Mengacci	250,000	500,000
Michael S. Plude	150,000	300,000
Camilo P. Vieira	150,000	300,000

The payments made for the removal and failure to reelect the director decrease by $10,000 per year after 2007.

The deferred compensation plan provides term life insurance policies for the non-employee directors. The Bank self insures policies for Director Mengacci ($230,000), Director Vieira ($80,000) and Director Lengyel ($30,000). Insurance policies have been purchased for Director Batista ($150,000), Director Famiglietti ($150,000) and Director Plude ($150,000). The death benefit payable under each of these polices (including the self insured policies) decreases by $10,000 per year after 2007.

Potential Payments on Termination of Employment or
Change in Control

Employment Agreements. Under the employment agreements with Mr. Roman (the “executive”), Naugatuck Valley Financial and Naugatuck Valley Savings may terminate the executive’s employment for cause, as defined in the agreement, at any time. Naugatuck Valley Financial has no obligation to make additional payments under the employment agreements upon termination for cause. Naugatuck Valley Financial and Naugatuck Valley Savings also have no further obligations to the executive under the employment agreements if he retires from the Bank in accordance with applicable retirement policies. If the executive becomes disabled, Naugatuck Valley Savings agrees to provide him with monthly disability pay equal to 75% of his base salary for a period ending on the earliest to occur of: (1) his return to full-time employment with Naugatuck Valley Savings; (2) his death; or (3) the attainment of age 65, as well as continued medical, dental and life insurance coverage (for executive and his dependents) for the applicable disability period. Assuming Mr. Roman terminated employment due to disability on December 31, 2006, he would have been entitled to a monthly cash payment of $10,151 (representing 75% of his monthly base salary) through the earliest to occur of the scenarios described above. Upon Mr. Roman’s death, the agreements terminate and his estate receives only unpaid compensation through the last day of the month of his death. Therefore, if Mr. Roman terminated employment due to death on December 31, 2006, no further amounts would have been payable under the agreements.

If Naugatuck Valley Financial terminates Mr. Roman’s employment for reasons other than cause, or if he terminates voluntarily under certain circumstances outlined in the agreement that constitute constructive termination, Mr. Roman, or his beneficiary should he die prior to receipt of payment, is entitled to a lump sum cash payment equal to his base salary for the remaining term of the employment agreement, as well as the value of continued benefits provided under tax-qualified and non-tax-qualified benefit plans for the remaining term, based on the amounts received during the 12 months preceding his termination. Mr. Roman is also entitled to continued medical, dental, life and disability insurance coverage for the remaining term of the agreement. If Naugatuck Valley Financial terminated Mr. Roman without cause, or if he resigned under circumstances equivalent to constructive termination, effective as of December 31, 2006, he would have been entitled to a severance payment equal to approximately $527,389 (representing base salary, bonus, employer 401(k) plan and ESOP contributions for the remaining term of the agreement, and the cost of continued medical, dental, life and disability insurance for the executive and his dependents). Upon termination without cause or for good reason, Mr. Roman agrees that for one year following such termination he will not serve as an officer, director, or employee of a financial institution that offers competing services within a fifty-mile radius of Naugatuck Valley Financial and Naugatuck Valley Savings.

Under the employment agreements, if Mr. Roman is involuntarily or constructively terminated within three years of a change in control, as defined in the agreements, he is generally entitled to receive a severance payment equal to three times his average annual compensation (as defined in the employment agreement) over the five preceding calendar years, as well as continued medical, dental, life insurance and disability insurance for three years following termination of employment. However, Section 280G of the Internal Revenue Code of 1986, as amended, provides that severance payments and benefits contingent upon a change in control that equal or exceed in the aggregate three times the individual’s average annual taxable income over the five preceding years, or the “base amount,” are considered excess parachute payments.” Individuals who receive excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not take a tax deduction for such amount. Therefore, Mr. Roman’s employment agreement also limits his total payments in connection with a change in control to ensure that he will not exceed the limitations of Section 280G of the Internal Revenue Code. Therefore, if Mr. Roman had terminated employment in connection with a change in control on December 31, 2006, he would have been entitled to a severance payment of $431,843 (representing $1.00 less than three times his average taxable income as reported in Box 1 of Form W-2 over the five preceding taxable years). This payment takes into account the additional change in control-related payments attributable to the accelerated vesting of stock options and restricted stock, the fair market value of which is described below under “Stock Option and Restricted Stock Award Agreements.” It also takes into account the value of health and welfare benefits provided over thirty six months, the value of which equals $24,543.

Change-in-Control Agreements. If an officer with a change in control agreement is terminated without cause, or voluntarily resigns under circumstances specified in the agreement, following a change in control of Naugatuck Valley Financial or Naugatuck Valley Savings, the officer will receive a severance payment equal to three times (in the case of Dominic J. Alegi, William C. Nimons and Jane H. Walsh) or two times (in the case of Lee R. Schlesinger) the officer’s average annual taxable income for the five most recent taxable years (i.e., the “base amount” for purposes of Section 280G of the Internal Revenue Code). Naugatuck Valley Savings will also continue medical, dental and life insurance coverage for 36 months (for Messrs. Alegi and Nimons and Ms. Walsh) or 24 months (for Mr. Schlesinger) following termination of employment. The agreements also provide for a “cap” on change in control-related benefits at an amount that is $1.00 less than three times the officer’s base amount under Section 280G of the Internal Revenue Code. If Messrs. Alegi, Nimons and Schlesinger and Ms. Walsh terminated employment as of December 31, 2006 pursuant to the terms of the change in control agreements, they would have been entitled to cash severance payments equal to $295,961, $225,792, $132,611, and $213,522, respectively.

Stock Option and Restricted Stock Award Agreements. Messrs. Roman, Alegi, Nimons, Schlesinger and Ms. Walsh are participants in the Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan. The plan provides that, in the event of a change in control of Naugatuck Valley Financial or Naugatuck Valley Savings, or upon termination due to death or disability, outstanding stock options automatically vest and remain exercisable until the later of one year from the date of death or disability or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full and become exercisable upon death, disability, or a change in control. For purposes of the plan, “disability” is defined as a physical or mental condition that renders a plan participant incapable of performing his customary and usual duties or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the plan administrator, is permanent and continuous in nature. A “change in control” is defined, generally, as a merger or consolidation of another corporation into Naugatuck Valley Financial, the acquisition of 25% or more of the Company’s voting securities, a change in a majority of the board of directors over a two-year period, or a sale of all or nearly all of the Company’s assets.

As of December 31, 2006, Messrs. Roman, Alegi, Nimons, Schlesinger and Ms. Walsh had unvested stock options of 29,600, 17,600, 14,400, 7,200 and 17,600 shares, respectively. Messrs. Roman, Alegi, Nimons, Schlesinger and Ms. Walsh also had unvested restricted stock awards of 17,600, 11,200, 8,000, 4,000 and 11,200 shares, respectively. The intrinsic values (that is, the value of the shares based upon our stock price of $12.30 per share on December 29, 2006 minus the option exercise price of $11.10 per share) of the unvested stock options that would have vested and become exercisable if a change in control occurred on December 31, 2006 or the executives had died or become disabled on that date would be $35,520, $21,120, $17,280, $8,640 and $21,120 for Messrs. Roman, Alegi, Nimons, Schlesinger and Ms. Walsh, respectively. If a change in control occurred on December 31, 2006, or upon the death or disability of the executives as of that date, the estimated value (based on our stock price of $12.30 per share) of the unvested restricted stock awards that would have vested in full would have been

$216,480, $137,760, $98,400, $49,200 and $137,760 for Messrs. Roman, Alegi, Nimons, Schlesinger and Ms. Walsh, respectively.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

The Compensation Committee

Richard M. Famiglietti, Chairman
Carlos S. Batista
Ronald D. Lengyel
James A. Mengacci
Michael S. Plude
Camilo P. Vieira

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Naugatuck Valley Financial common stock during the year ended December 31, 2006.

Transactions With Related Persons

Pursuant to the Company’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of Naugatuck Valley Financial’s transactions with directors and executive officers of Naugatuck Valley Financial and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Naugatuck Valley Financial’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of Naugatuck Valley Financial must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer of Naugatuck Valley Financial. Such potential conflicts of interest include, but are not limited to, the following: (i) Naugatuck Valley Financial conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with Naugatuck Valley Financial.

From time to time, Naugatuck Valley Savings makes loans and extensions of credit to its executive officers and directors, and members of their immediate families. The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Naugatuck Valley Savings, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of that date, these loans were performing according to their original terms.

Compensation Committee Interlocks and Insider Participation

Mr. Lengyel, who serves on the Compensation Committee, previously served as President and Chief Executive Officer of Naugatuck Valley Savings before his retirement in September 1999.

Nominating and Corporate Governance Committee Procedures

General

It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors of Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.
All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.
As to the stockholder making the recommendation, the name and address, as they appear on the Company’s books, of such stockholder; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating and Corporate Governance Committee at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Minimum Qualifications

The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. First, a candidate must meet the eligibility requirements set forth in the Company’s Bylaws, which include a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

The Nominating and Corporate Governance Committee will consider the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its stockholders; independence; and any other factors the Nominating and Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

In addition, before nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Nominees

The Nominating and Corporate Governance Committee’s process for identifying and evaluating individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of committee members and other members of the Board of Directors as well as its knowledge of members of Naugatuck Valley Savings’ local communities. The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating and Corporate Governance Committee has not used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 1, 2007. If next year’s annual meeting is held on a date more than 30 calendar days from May 3, 2008, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation material for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws provides that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 days before the date of the annual meeting; provided that if less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the Bylaws may be obtained from the Company.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. Communications regarding financial or accounting policies may be made in writing to the Chairman of the Audit Committee, Michael S. Plude, at Naugatuck Valley Financial Corporation, c/o Corporate Secretary, 333 Church Street, Naugatuck, Connecticut 06770. Other communications to the Board of Directors may be made in writing to the Chairman of the Nominating and Corporate Governance Committee, James A. Mengacci, at Naugatuck Valley Financial Corporation, c/o Corporate Secretary, 333 Church Street, Naugatuck, Connecticut 06770. Communications to individual directors may be made to such director in writing to such director at Naugatuck Valley Financial Corporation, c/o Corporate Secretary, 333 Church Street, Naugatuck, Connecticut 06770.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for the reasonable expenses they incur in sending proxy materials to the beneficial owners of Naugatuck Valley Financial common stock. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.

The Company’s Annual Report to Stockholders has been mailed to persons who were stockholders as of the close of business on March 12, 2007. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

A copy of the Company’s Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were stockholders as of the close of business on March 12, 2007 upon written request to Bernadette A. Mole, Naugatuck Valley Financial Corporation, 333 Church Street, Naugatuck, Connecticut 06770.

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate Annual Report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of our Annual Report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Bernadette A. Mole
Corporate Secretary

Naugatuck, Connecticut
March 30, 2007

REVOCABLE PROXY

NAUGATUCK VALLEY FINANCIAL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS

May 3, 2007
10:30 a.m., Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ronald D. Lengyel and Richard M. Famiglietti, each with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on May 3, 2007, at 10:30 a.m. local time, at the Community Room in Naugatuck Valley Savings and Loan’s main office at 333 Church Street, Naugatuck, Connecticut, and at any and all adjournments of the meeting, with all of the powers the undersigned would possess if personally present at such meeting, as indicated to the right:

1.	The election as directors of all nominees listed (except as marked to the contrary below).

James A. Mengacci, Michael S. Plude and Jane H. Walsh

FOR	VOTE WITHHELD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Whittlesey & Hadley, P.C. as independent registered public accountants of Naugatuck Valley Financial Corporation for the year ending December 31, 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The Board of Directors recommends that you vote “FOR” each of the nominees and the listed proposal.

This proxy, properly signed and dated, is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” the nominees and the proposal listed. If any other business is presented at the annual meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the meeting.

Please be sure to sign below and date this Proxy in the box provided.

Date:

Stockholder sign above
Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

NAUGATUCK VALLEY FINANCIAL CORPORATION

The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the Annual Report to Stockholders.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

VOTE AUTHORIZATION FORM

I understand that First Bankers Trust Services, Inc., the ESOP Trustee, is the holder of record and custodian of all shares of Naugatuck Valley Financial Corporation (the “Company”) common stock under the Naugatuck Valley Savings and Loan Employee Stock Ownership Plan. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on May 3, 2007.

You are to vote my shares as follows:

1.	The election as directors of all nominees listed (except as marked to the contrary below).

James A. Mengacci, Michael S. Plude and Jane H. Walsh

	VOTE	FOR ALL
FOR	WITHHELD	EXCEPT

☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Whittlesey & Hadley, P.C. as independent registered public accountants of Naugatuck Valley Financial Corporation for the year ending December 31, 2007.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AND THE LISTED PROPOSAL.

The ESOP Trustee is hereby authorized to vote all shares of Company common stock allocated to me in its trust capacity as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed postage-paid envelope no later than April 26, 2007.

VOTE AUTHORIZATION FORM

I understand that ING National Trust (the “Trustee”) is the holder of record and custodian of all shares of Naugatuck Valley Financial Corporation (the “Company”) common stock credited to me under the Naugatuck Valley Savings and Loan Employee Savings Plan (the “401(k) Plan”). I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on May 3, 2007.

You are to vote my shares as follows:

1.	The election as directors of all nominees listed (except as marked to the contrary below).

James A. Mengacci, Michael S. Plude and Jane H. Walsh

	VOTE	FOR ALL
FOR	WITHHELD	EXCEPT

☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Whittlesey & Hadley, P.C. as independent registered public accountants of Naugatuck Valley Financial Corporation for the year ending December 31, 2007.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AND THE LISTED PROPOSAL.

The Trustee is hereby authorized to vote the shares credited to me in its trust capacity as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed postage-paid envelope no later than April 26, 2007.

VOTE AUTHORIZATION FORM

I understand that First Bankers Trust Services, Inc. (the “Trustee”), is the holder of record and custodian of all shares of Naugatuck Valley Financial Corporation (the “Company”) common stock held in the Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan Trust. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on May 3, 2007.

You are to vote my shares as follows:

1.	The election as directors of all nominees listed (except as marked to the contrary below).

James A. Mengacci, Michael S. Plude and Jane H. Walsh

	VOTE	FOR ALL
FOR	WITHHELD	EXCEPT

☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Whittlesey & Hadley, P.C. as independent registered public accountants of Naugatuck Valley Financial Corporation for the year ending December 31, 2007.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AND THE LISTED PROPOSAL.

The Trustee is hereby authorized to vote all unvested shares of Company common stock awarded to me as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed postage-paid envelope no later than April 26, 2007.